Exhibit 10.19

SPIRIT REALTY CAPITAL, INC. DIRECTOR COMPENSATION PROGRAM

Effective November 17, 2021

This Spirit Realty Capital, Inc. (the “Company”) Director Compensation Program (this “Program”) is for non-employee directors of the Company (“Directors”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (as amended from time to time, the “Plan”).

Cash Compensation

Annual retainers will be paid in the following amounts to Directors:

Board Service
Annual Retainer:	$70,000
Lead Independent Director (additional retainer):	$30,000
Committee Service
Chair of Audit Committee:	$25,000
Chair of Compensation Committee:	$25,000
Chair of Nominating and Corporate Governance Committee:	$25,000
Audit Committee Member:	$10,000
Compensation Committee Member:	$10,000
Nominating and Corporate Governance Committee Member:	$10,000

Annual retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event a Director does not serve as a director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

Annually, after each Director attends eight (8) meetings of the Board, each Director will be paid

$1,500 for each Board meeting attended in person or by telephone for the remainder of the calendar year. For the avoidance of doubt, the meeting count for purposes of this Program for any Director who is initially elected or appointed to serve on the Board after the start of the calendar year will begin with the date of the first meeting attended by such Director following the Director’s election or appointment.

Prior to the start of each new calendar year, each Director may elect to receive all or a portion of the aggregate cash payments earned by such Director under the Program with respect to the next calendar year in Restricted Stock in accordance with the terms and conditions of the Plan. Elections must be made in 25% increments (i.e. 25%, 50%, 75% or 100% of cash payments to be earned may be received in Restricted Stock). Any Restricted Stock granted in accordance with such election will be valued at 125% of the applicable cash value, and will vest on the first anniversary of the applicable grant date, subject to continued service, unless otherwise determined by the Board pursuant to the Plan. The Restricted Stock grants shall be made twice per calendar year, as set forth in an equity election form to be provided separately by the Company. Such election shall be made on or prior to December 31 of the calendar year preceding the calendar year with respect to which such payment is earned, unless otherwise determined by the Board for any Director who is initially elected or appointed to serve on the Board after January 1.

Equity Compensation

Initial Restricted Stock Grant:

Each Director who is initially elected or appointed to serve on the Board shall be granted Restricted Stock with a value of $110,000 on the date of such initial election or appointment (the “Initial Restricted Stock Grant”). Provided however, beginning on the date of the 2022 annual meeting of the Company’s stockholders, the value of the Initial Restricted Stock Grant shall increase to

$130,000.

The Initial Restricted Stock Grant shall vest in full on the first anniversary of the initial election or appointment of the Director, subject to continued service through the vesting date.

Annual Restricted Stock Grant:

Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders shall be granted Restricted Stock with a value of $110,000 on such date (the “Annual Restricted Stock Grant”). In addition, the Director who is serving as Chairman of the Board as of the date of each annual meeting of the Company’s stockholders shall be granted an additional Restricted Stock award with a value of $100,000, for a total Restricted Stock award with a value of $210,000. Provided however, beginning on the date of the 2022 annual meeting of the Company’s stockholders, the value of the Annual Restricted Stock Grant shall increase to $130,000 and thus, the total Restricted Stock award value granted to the Chairman of the Board shall be $230,000.

The Annual Restricted Stock Grant shall vest in full on the anniversary of the grant date subject to continued service unless otherwise determined by the Board or Compensation Committee pursuant to the Plan.

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock hereby shall be granted under and shall be subject in all respects to the terms of the Plan and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Plan.

Compensation Limits

Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Director compensation set forth in the Plan, as in effect from time to time.

Effectiveness, Amendment, Modification and Termination

This Program, including any exhibits attached hereto, may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Restricted Stock granted pursuant to the Program.